Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED BIOHEALING, INC.,

a Delaware Corporation

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

Advanced BioHealing, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The original Certificate of Incorporation of Advanced BioHealing, Inc. was filed with the Secretary of State of Delaware on January 30, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 7, 2004, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 27, 2005, a Certificate of Amendment to Certificate of Incorporation was filed with the Secretary of State of Delaware on September 12, 2006, and a Certificate of Amendment was filed with the Secretary of State of Delaware on December 21, 2006.

The Third Amended and Restated Certificate of Incorporation of Advanced BioHealing, Inc. in the form attached as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Advanced BioHealing, Inc. has caused this Certificate to be signed by its President and Chief Executive Officer this 23rd day of February, 2007.

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name: Kevin Rakin
Title: President and CEO

EXHIBIT A

ARTICLE I

The name of this corporation (the “Corporation”) is Advanced BioHealing, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of the registered agent at that address is The Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 11,902,219 shares, 500,561 of which shall be designated Series A Preferred Stock (the “Series A Preferred Stock”), 1,541,114 of which shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 8,524,901 of which shall be designated Series C Preferred Stock (the “Series C Preferred Stock”), and 1,335,643 of which shall be designated Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”). The total number of shares of Common Stock that the Corporation shall have authority to issue is 16,000,000. The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

At the time this amendment and restatement of the Amended and Restated Certificate of Incorporation becomes effective (the “Effective Time”), pursuant to the DGCL, and without any further action on the part of the Corporation or its stockholders: (i) the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be converted into shares of the Common Stock and combined at the rate of one share of Common Stock for each twenty shares of Old Common Stock, so as to effect a one-for-twenty reverse split; (ii) the Corporation’s Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Old Series A Preferred Stock”) shall be converted into shares of the Series A Preferred Stock and combined at the rate of 0.1273 shares of Series A Preferred Stock for each share of Old Series A Preferred Stock, so as to effect a 0.1273-for-one reverse split; and (iii) the Corporation’s Series B Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Old Series B Preferred Stock”) shall be converted into shares of the Series B Preferred Stock and combined at the rate of 0.0753 shares of Series B Preferred Stock for each share of Old Series B Preferred Stock, so as to effect a 0.0753-for-one reverse split. At the Effective Time, the certificates representing shares of the Old Common Stock, the Old Series A Preferred Stock and the Old Series B Preferred Stock shall be deemed cancelled and shall not be recognized as outstanding on the books of the Corporation for any purpose. Thereupon: (i) there shall be issued and delivered to each holder of Old Common Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Common Stock into which the shares of Old Common Stock were converted and combined, (ii) there shall be issued and delivered to each holder of the Old Series A Preferred Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Series A Preferred Stock into which the shares of Old Series A Preferred Stock were converted and combined, and (iii) there shall be issued and delivered to each holder of the Old Series B Preferred Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Series B Preferred Stock into which the shares of Old Series B Preferred Stock were converted and combined; provided, however, that no fractional shares shall result from the Effective Time Reverse Splits (as defined below) and any fractional share of Common Stock, Series A Preferred Stock or Series B Preferred Stock that would be deemed to be held of record at the Effective Time shall be rounded down to the next lowest whole number; provided, further, that, if any holder of Old Common Stock, Old Series A Preferred Stock or Old Series B Preferred Stock would be deemed to hold only a fraction of one share of Common Stock, Series A Preferred Stock or Series B Preferred Stock after giving effect to the Effective Time Reverse Splits, then, in lieu of recording on its books such fractional share, the Corporation shall pay cash in an amount equal to the fair market value of such fraction, as determined by the Board of Directors of the Corporation (the “Board”). The foregoing reverse splits of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock shall be referred to herein as the “Effective Time Reverse Splits.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividends.

(a) Shares of Series C Preferred Stock and Series C-1 Preferred Stock. The holders of shares of the Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled to receive cumulative dividends with respect to each such share of Series C Preferred Stock and Series C-1 Preferred Stock at the rate of nine percent per annum, compounded annually, on (i) the Original Series C Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C Preferred Stock), with respect to the shares of Series C Preferred Stock and (ii) the Original Series C-1 Issue Price (as defined below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C Preferred Stock), with respect to the shares of Series C-1 Preferred Stock. Such dividends shall accrue from the date of original issuance of such share of Series C Preferred Stock or Series C-1 Preferred Stock, as the case may be, whether or not there are (at the time such dividend is calculated or becomes payable or at any other time) funds of the Corporation legally available for the payment of dividends. As used herein, with respect to a share of Series C Preferred Stock or Series C-1 Preferred Stock, the date on which the Corporation shall initially issue such share of Series C Preferred Stock or Series C-1 Preferred Stock shall be deemed its “date of original issuance,” regardless of the number of times the transfer of such share shall be made on the Corporation’s stock transfer records and regardless of the number of certificates that may be issued to evidence such shares. Cumulative dividends on the Series C Preferred Stock and Series

C-1 Preferred Stock shall become payable only when and if declared by the Board or when such dividends otherwise become payable pursuant to Section B.2 or B.6 of Article IV of this Third Amended and Restated Certificate of Incorporation (this “Certificate”). All dividends declared upon the Series C Preferred Stock and Series C-1 Preferred Stock shall be declared and paid pro rata per share based upon the respective date of original issuance thereof.

(b) Participation Right. In the event that the Board shall declare a dividend with respect to the Common Stock, the holders of Preferred Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, dividends which shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock held by each such holder as if all shares of Preferred Stock were converted into Common Stock at the then effective Applicable Conversion Price (as defined below) for each respective series of Preferred Stock. No dividend or distribution shall be declared or paid on any shares of Common Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Preferred Stock.

(c) Limitations. Notwithstanding anything to the contrary contained in this Certificate, as long as any share of Series C Preferred Stock or Series C-1 Preferred Stock remains outstanding, no dividend shall be declared or paid upon, nor shall any distribution be made upon, the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock if, at the time, (i) dividends that accrued with respect to the Series C Preferred Stock or Series C-1 Preferred Stock shall remain unpaid, or (ii) any other payment or distribution on or with respect to any share of Series C Preferred Stock or Series C-1 Preferred Stock, or portion thereof, that shall theretofore have been due from the Corporation shall remain unpaid.

2. Liquidation Preference.

(a) Distributions upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, upon any bankruptcy), distributions to the stockholders of the Corporation shall be made in the following manner:

(i) the holders of Series C Preferred Stock shall receive, on a par with the holders of Series C-1 Preferred Stock, and prior and in preference to any other distribution of any of the assets or funds of the Corporation to holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock, for each share of Series C Preferred Stock held, the sum of (A) $3.61623 (the “Original Series C Issue Price”) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C Preferred Stock) multiplied by one and five-tenths, plus (B) any accrued but unpaid dividends on such share (such sum, the “Series C Preference Amount”); provided, however, that in the event that amounts payable to a holder of Series C Preferred Stock with respect to a share of Series C Preferred Stock in connection with any such liquidation, dissolution or winding up of the Corporation, as calculated pursuant to this Section B.2(a)(i), together with amounts payable to such holder pursuant to Section B.2(a)(v) below, would exceed three times the Original Series C Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to shares of Series C Preferred Stock), the one and five-tenths multiplier referred to above shall instead be one for purposes of determining the Series C Preference Amount.

(ii) the holders of Series C-1 Preferred Stock shall receive, on a par with the holders of Series C Preferred Stock, and prior and in preference to any other distribution of any of the assets or funds of the Corporation to holders of the Series A Preferred Stock, Series B Preferred Stock and Common Stock, for each share of Series C-1 Preferred Stock held, the sum of (A) $3.61623 (the “Original Series C-1 Issue Price”) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C-1 Preferred Stock), plus (B) any accrued but unpaid dividends on such share (such sum, the “Series C-1 Preference Amount”);

(iii) the holders of Series B Preferred Stock shall receive, on a par with the holders of Series A Preferred Stock, and prior and in preference to any distribution of any of the assets or funds of the Corporation to holders of the Common Stock, for each share of Series B Preferred Stock held, the sum of (A) $5.3273 per share of Series B Preferred Stock (the “Original Series B Issue Price”) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series B Preferred Stock other than the Effective Time Reverse Splits) plus (B) an amount equal to nine percent of the Original Series B Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series B Preferred Stock other than the Effective Time Reverse Splits), compounded annually on each September 30, from the date on which the first share of Series B Preferred Stock was issued (the “Series B Purchase Date”) through and including the earlier of (x) the date of the liquidation, dissolution or winding up of the Corporation and (y) the date that is three years after the Series B Purchase Date (such sum, the “Series B Preference Amount”);

(iv) the holders of Series A Preferred Stock shall receive, on a par with the holders of Series B Preferred Stock, and prior and in preference to any distribution of any of the assets or funds of the Corporation to holders of the Common Stock, for each share of Series A Preferred Stock held, the sum of (A) $4.7946 per share of Series A Preferred Stock (the “Original Series A Issue Price”) (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series A Preferred Stock other than the Effective Time Reverse Splits) plus (B) an amount equal to nine percent of the Original Series A Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series A Preferred Stock other than the Effective Time Reverse Splits), compounded annually on each September 30, from the Series B Purchase Date through and including the earlier of (x) the date of the liquidation, dissolution or winding up of the Corporation and (y) the date that is three years after the Series B Purchase Date (such sum, the “Series A Preference Amount”); and

(v) after payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as provided in Sections B.2(a)(i) through (iv) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by such holder, treating each share of Preferred Stock as having been converted to Common Stock pursuant to Section B.3 immediately prior to such liquidation, dissolution or winding up of the Corporation.

(b) Allocation of Payments. Notwithstanding anything to the contrary set forth in Section B.2(a) of this Certificate, in the event that the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the Series C Preference Amount in respect of each share of Series C Preferred Stock and the Series C-1 Preference Amount in respect of each share of Series C-1 Preferred Stock as described above, then all funds or assets legally available for distribution shall be distributed to the holders of Series C Preferred Stock and Series C-1 Preferred Stock pro rata based on the dollar amount to which they are otherwise entitled under Section B.2(a). In the event that, after payment of the Series C Preference Amount and the Series C-1 Preference Amount in full, the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the Series A Preference Amount in respect of each share of Series A Preferred Stock and the Series B Preference Amount in respect of each share of Series B Preferred Stock as described above, then all remaining funds or assets legally available for distribution shall be distributed to the holders of Series A Preferred Stock and Series B Preferred Stock pro rata based on the dollar amount to which they are otherwise entitled under Section B.2(a).

(c) Sale Transaction. (i) For purposes of this Section B.2, unless otherwise agreed in writing by the holders of at least seventy-five percent of the outstanding shares of Series C Preferred Stock (the “Required Holders”), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include: (A) any acquisition of the Corporation by another person, trust or entity (or group of persons, trusts or entities) by means of any transaction or series of transactions (including, without limitation, any reorganization, consolidation or merger of the Corporation with or into any other entity) (x) in which the holders of the Corporation’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least fifty percent of the voting power of the surviving entity of such transaction or (y) after which any such person or entity and its affiliates hold more than fifty percent of the voting power of the Corporation’s outstanding capital stock; or (B) any sale, conveyance, exclusive license or disposition of all or substantially all of the assets of the Corporation or all or substantially all of the intellectual property of the Corporation (any such transaction, a “Sale Transaction”). Unless otherwise agreed upon by the Required Holders, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Corporation pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section B.2.

(ii) In the event of any Sale Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined by the Board and approved by the Required Holders. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the closing;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the closing; and

(3) If there is no public market, the value shall be the fair market value thereof, as determined by the Board and approved by the Required Holders.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board and approved by the Required Holders.

(iii) In the event that there is more than one type of consideration payable to the Corporation or its stockholders in connection with any Sale Transaction, the holders of the Preferred Stock may elect, by the written consent or vote of the Required Holders, to receive one or more specified types of consideration in respect of the Series C Preference Amount, the Series C-1 Preference Amount, the Series B Preference Amount and the Series A Preference Amount. Such type or types of consideration and the respective amounts of such types of consideration to be received by the holders of Preferred Stock in respect of the Series C Preference Amount, the Series C-1 Preference Amount, the Series B Preference Amount and the Series A Preference Amount shall be determined by the Required Holders.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be determined by dividing the Original Series C Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C Preferred Stock) by the Applicable Conversion Price for the Series C Preferred Stock in effect on the date that the holder thereof elects to convert such share. The initial Applicable Conversion Price of the Series C Preferred Stock is the Original Series C Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C Preferred Stock). The number of shares of Common Stock into which each share of Series C-1 Preferred Stock may be converted shall be determined by dividing the Original Series C-1 Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C-1 Preferred Stock) by the Applicable Conversion Price for the Series C-1 Preferred Stock in effect on the date that the holder thereof elects to convert such share. The initial Applicable Conversion Price of the Series C-1 Preferred Stock is the Original Series C-1 Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series C-1 Preferred Stock). The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing the Original Series B Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series B Preferred Stock other than the Effective Time Reverse Splits) by the Applicable Conversion Price for the Series B Preferred Stock in effect on the date that the holder thereof elects to convert such share. The initial Applicable Conversion Price of the Series B Preferred Stock is the Original Series B Issue Price. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing the Original Series A Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Series A Preferred Stock other than the Effective Time Reverse Splits) by the Applicable Conversion Price for the Series A Preferred Stock in effect on the date that the holder thereof elects to convert such share. The initial Applicable Conversion Price of the Series A Preferred Stock is the Original Series A Issue Price. The Applicable Conversion Price for each series of Preferred Stock is subject to adjustment from the date on which the first share of Series C Preferred Stock was issued (the “Series C Purchase Date”) as set forth in this Section B.3.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock (as set forth in Section B.3(a)) upon the earlier of (i) the consummation of a firm commitment underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended, (x) at a public offering price of not less than $10.84869 per share (as adjusted for stock dividends, combinations, splits, recapitalizations and similar events other than the Effective Time Reverse Splits) (y) resulting in net proceeds to the Corporation of not less than $20,000,000 and (z) after which the Common Stock is listed on a national securities exchange (a “QIPO”) and (ii) the date specified by written consent of the Required Holders. Such conversion shall be automatic, without need for any further action by the holders of shares of Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock so converted are surrendered to the Corporation or the holder of record of such shares notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates, in each case in accordance with the procedures described in Section B.3(c) below. Upon the conversion of Preferred Stock pursuant to this Section B.3(b), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Preferred Stock at such holder’s address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section B.3(c) below.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to receive certificates representing shares of Common Stock into which shares of

Preferred Stock are converted pursuant to this Section B.3, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock (or such holder notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates), and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable and in no event later than ten days after the delivery of said certificates, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion pursuant to this Section B.3 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, or any Sale Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Sale Transaction, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or the closing of such Sale Transaction.

(d) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Applicable Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) In the event that the Corporation shall issue or sell, at any time, or from time to time, after the Series C Purchase Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Applicable Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Applicable Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall be reduced, concurrently with such issuance or sale, to a price determined by multiplying the Applicable Conversion Price for such series of Preferred Stock by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (y) the number of shares of Common Stock that the aggregate consideration actually received by the Corporation for such Additional Stock so issued would purchase at the Applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance or sale, and the denominator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (y) the number of shares of Additional Stock (calculated on an as converted to Common Stock basis) so issued or sold or deemed to be issued or sold. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue or sale shall be calculated as if all shares of Preferred Stock and all vested securities that are then exercisable for or convertible into shares of Common Stock had been fully exercised for or converted into shares of Common Stock as of such time.

(B) Except to the limited extent provided for in Sections 3(d)(i)(E)(3) and (E)(4), no adjustment of any Applicable Conversion Price of any series of Preferred Stock pursuant to this Section 3(d) shall have the effect of increasing the Applicable Conversion Price for such series of Preferred Stock above the Applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such adjustment.

(C) In the case of the issuance or sale of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts, commissions or other expenses paid or incurred by the Corporation in connection with the issuance or sale thereof.

(D) In the case of the issuance or sale of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as of the date of issuance, as determined in good faith by the Board and the Required Holders, irrespective of any accounting treatment. The issuance or sale of Options (as defined below) or Convertible Securities (as defined below) together with other securities of the Corporation in an integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities shall be deemed to be issuance of shares of Common Stock at no consideration. In the case of issuance or sale of the Additional Stock together with other shares or securities or other assets of the Corporation for consideration that includes both cash and non-cash consideration, the consideration shall be the proportion of such consideration received, computed as provided in clause (C) above and this clause (D).

(E) In the event that the Corporation at any time or from time to time after the Series C Purchase Date shall issue any securities by their terms convertible into or exchangeable for Common Stock (“Convertible Securities”) or any options, rights or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (“Options”) or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, the following provisions shall apply for all purposes of this Section B.3(d)(i) and Section B.3(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options, assuming the satisfaction of any conditions to exercisability (including, without limitation, the passage of time), shall be deemed to be Additional Stock issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Sections B.3(d)(i)(C) and B.3(d)(i)(D)), if any, received by the Corporation upon the issuance of such Options plus the minimum exercise price provided in such Options.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such Convertible Securities or upon the exercise of Options for such Convertible Securities and subsequent conversion or exchange thereof, assuming the satisfaction of any conditions to convertibility or exchangeability and exercisability (including, without limitation, the passage of time), shall be deemed to be Additional Stock issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities and related Options, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in Sections 3(d)(i)(C) and 3(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities (including, without limitation, a change resulting from the antidilution provisions thereof), the Applicable Conversion Price for any series of Preferred Stock to the extent in any way affected by or initially determined using such Options or Convertible Securities shall be recomputed to reflect such change.

(4) Upon the expiration of any such Options, the Applicable Conversion Price for any series of Preferred Stock to the extent in any way affected by the issuance of such Options shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued or issuable upon the exercise of such Options.

(5) No readjustment or readjustments pursuant to either Section B.3(d)(i)(E)(3) or (4) shall have the effect of increasing the Applicable Conversion Price of any series of Preferred Stock to an amount that exceeds the lower of (x) the Applicable Conversion Price for such series of Preferred Stock on the Series C Purchase Date or (y) the Applicable Conversion Price for such series of Preferred Stock that would have resulted from all issuances of Additional Stock between the Series C Purchase Date and such readjustment date. In the event of any adjustment to the Applicable Conversion Price for any series of Preferred Stock as a result of the issuance of Options or Convertible Securities pursuant to this Section 3(d), no further adjustment to the Applicable Conversion Price for such series of Preferred Stock shall be made for the actual issuance of Common Stock upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

(ii) “Additional Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Section B.3(d)(i)(E)) by the Corporation after the Series C Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in Section 3(d)(iii) hereof;

(B) Common Stock issued pursuant to (1) the exercise of the stock options granted pursuant to the Corporation’s 2004 Stock Option Plan, as amended from time to time, exercisable for up to eighteen percent of the fully-diluted Common Stock as of the completion of the sale of Series C Preferred Stock, plus options to purchase up to 115,429 shares of Common Stock granted prior to October 1, 2005 (collectively, with the Corporation’s 2004 Stock Option Plan, the “Option Plan”) or (2) stock options issued or granted after the Series C Purchase Date pursuant to the Option Plan, to the extent that any stock options or restricted stock awards previously granted pursuant to clause (1) of this Section B.3(d)(ii)(B) are canceled or expire unexercised or are repurchased at cost upon termination of employment or the applicable consulting arrangement with the Corporation in accordance with the Option Plan and the agreement governing the applicable grant;

(C) shares of Common Stock issued in a QIPO;

(D) shares of Common Stock issued upon conversion of any shares of the Preferred Stock issued as of the Series C Purchase Date or issued as of the Second Closing (as defined in that Certain Series C Preferred Stock Purchase Agreement, dated on or around February 23, 2007, by and among the Corporation and the investors named therein, as the same shall be amended and restated (the “Purchase Agreement”));

(E) shares of Series C Preferred Stock issued (1) under the Purchase Agreement, and shares of Common Stock issuable upon conversion thereof, and (2) upon exercise of that certain warrant to be issued by the Company to Kevin Rakin to purchase a number of shares of Series C Preferred Stock (and shares of Common Stock issuable upon conversion thereof) as represents up to one percent of the fully-diluted Common Stock, determined as of the completion of the sale of Series C Preferred Stock pursuant to the Purchase Agreement;

(F) shares of Series C-1 Preferred Stock upon the exercise of those certain Warrants to Purchase Capital Stock issued by the Company on September 14, 2006, as the same shall be amended and restated on February 23, 2007, and shares of Common Stock issuable upon conversion thereof;

(G) up to 174,214 shares of Common Stock or Series C-1 Preferred Stock (and the issuance of shares of Common Stock in the event of any conversion of such Series C-1 Preferred Stock) to third parties as compensation for services in connection with the completion of the initial sale of Series C Preferred Stock; and

(H) as otherwise determined by the prior written consent of the Required Holders.

(iii) In the event that the Corporation shall at any time, or from time to time, after the Series C Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Applicable Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion thereof shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents (determined in the manner provided for deemed issuances set forth in Section B.3(d)(i)(E)).

(iv) If the number of shares of Common Stock outstanding at any time after the Series C Purchase Date is decreased by a combination of the outstanding shares of Common Stock other than the Effective Time Reverse Splits, then, following the record date of such combination, the Applicable Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion thereof shall be decreased in proportion to such decrease in outstanding shares.

(v) The provisions of Section B.3(d)(i)(A) may be waived as to all shares of Preferred Stock or any series of Preferred Stock in any instance upon the written consent of the Required Holders.

(e) Reorganizations Mergers or Consolidations. If at any time or from time to time the Common Stock is converted into other securities, assets or property, whether pursuant to a reorganization, merger, consolidation, sale of all or substantially all of the Corporation’s assets or otherwise (other than a subdivision or combination provided for elsewhere in this Section B.3 or a Sale Transaction constituting a deemed liquidation of the Corporation pursuant to Section B.2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities, assets or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such transaction.

(f) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock after aggregating all shares owned by the holder thereof and, in lieu of any fractional shares to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of such share as determined by the Board in good faith.

(ii) Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section B.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Applicable Conversion Price for the relevant series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the Corporation breaches its obligation so to reserve and keep such shares available, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation shall take such action as shall be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(i) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given three business days after deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Definition of “Common Stock”. As used in this Section B.3, the term “Common Stock” shall mean and include (i) the Common Stock (as defined in Article IV, part A) as constituted on the date hereof, and (ii) any security of the Corporation authorized after the Series C Purchase Date which security is not limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Sale Transaction that is deemed to be treated as such); provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock on the Purchase Date, or in case of any reorganization of the outstanding shares thereof, the stock, securities or assets provided for in Section B.3(e).

(m) No Impairment. Except for an amendment approved in accordance with the DGCL and Section B.5 below, the Corporation shall not, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section B.3 but shall at all times in good faith assist in the carrying out of all of the provisions of this Section B.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion and antidilution rights of the holders of the Preferred Stock set forth herein against impairment.

4. Voting Rights. In addition to any special class or series voting arrangements, the holders of each share of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, could then be converted and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all fractional shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share (with one-half being rounded upward). Except to the extent otherwise required pursuant to applicable law, the holders of shares of Series C-1 shall not have any voting rights in respect of such shares.

5. Protective Provisions.

(a) Required Holder Approval. Notwithstanding anything to the contrary contained in this Certificate, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by affirmative vote or written consent) of the Required Holders:

(i) alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock (by means of amendment to this Certificate or by merger, consolidation or otherwise), except in connection with any action set forth in Section B.5.(b)(i) for which the approval of the 60% Holders (as defined below) in accordance with Section B.5.(b) shall have been obtained;

(ii) declare or pay any dividend or declare or make any distribution in respect of, or redeem, purchase or otherwise acquire any of, (or pay into or set aside for a sinking fund for such purpose) its capital stock or other equity securities; provided, however, that this restriction shall not apply to (A) the redemption of shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series B Preferred Stock pursuant to Section B.6 or (B) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary of the Corporation pursuant to agreements entered into in connection with the original issuance of such shares which agreements shall have been approved by the Board, under which the Corporation has the option to repurchase such shares at cost upon termination of such person’s employment or other relationship with the Corporation;

(iii) increase or decrease the size of the Board to any number other than seven (7), except in connection with any action set forth in Section B.5(b)(i) hereof for which the approval of the 60% Holders in accordance with Section B.5(b) hereof shall have been obtained;

(iv) grant a security interest in, or permit any subsidiary to grant a security interest in, all or any substantial portion of its assets or all or any substantial portion of its intellectual property;

(v) (A) permit any subsidiary of the Corporation to authorize or issue any security to any person, trust or entity other than to the Corporation or (B) sell, assign, encumber, convey or otherwise dispose of any security of any subsidiary of the Corporation;

(vi) acquire or permit any subsidiary of the Corporation to acquire (by merger, purchase of stock or assets, any other business combination transaction or otherwise) any assets or securities other than in the ordinary course of business;

(vii) (A) incur any debt (other than trade payables incurred in the ordinary course of business) or guaranty the debt of any other person, trust or entity or (B) permit any subsidiary of the Corporation to incur any debt (other than trade payables incurred in the ordinary course of business) or guaranty any debt;

(viii) create, issue, authorize or grant (or permit any subsidiary of the Corporation to create, issue, authorize or grant) any payment or other consideration to any person, trust or entity in connection with a Sale Transaction other than in respect of any outstanding equity interest in the Corporation; or

(ix) grant or otherwise provide, or permit any subsidiary of the Corporation to grant or otherwise provide, any of the voting and consent rights set forth in Section B.5.(a) or any other voting or consent right granted by the Corporation to the holders of the Series C Preferred Stock to any other person, trust or entity, except in connection with any action set forth in Section B.5.(b)(i) for which the approval of the 60% Holders (as defined below) in accordance with Section B.5.(b) is required and shall have been obtained.

(b) Other Holder Approval. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by affirmative vote or written consent) of the holders of at least sixty percent of the outstanding shares of Series C Preferred Stock (the “60% Holders”):

(i) create, authorize or issue any new class or series of capital stock of the Corporation or any other equity security or right exercisable for or convertible into any such capital stock having rights, preferences or privileges senior to or on a parity with the Preferred Stock or any series thereof (by means of amendment to this Certificate of Incorporation or by merger, consolidation or otherwise);

(ii) increase or decrease the total number of authorized shares of capital stock (or any class or series thereof) (by means of amendment to this Certificate or by merger, consolidation or otherwise);

(iii) otherwise amend the Corporation’s Certificate of Incorporation, certificates of designation or bylaws (by means of an amendment to this Certificate or by merger, consolidation or otherwise);

(iv) consummate, or bind the Company to consummate, a Sale Transaction;

(v) consummate any (A) merger or consolidation with or into any other entity, (B) transaction or series of related transactions in which more than fifty percent of the voting power of the Corporation is disposed of, (C) reorganization, recapitalization or division (by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise), or (D) liquidate, dissolve or wind up; or

(vi) amend the Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder in an amount greater than eighteen percent of the fully-diluted Common Stock as of the completion of the sale of Series C Preferred Stock;

6. Redemption.

(a) Obligation to Redeem. The Corporation shall be obligated to redeem the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series B Preferred Stock as follows:

(i) If, at any time after February 23, 2012, the Required Holders request that the Corporation redeem the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, the Corporation shall redeem all of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock in three equal annual installments commencing on the Initial Redemption Date (as defined below) and continuing on the following two consecutive annual anniversaries of the Initial Redemption Date (each, a “Series C Redemption Date”). The Corporation shall effect such redemption on each Series C Redemption Date by paying the holders of the Series C Preferred Stock and Series C-1 Preferred Stock, in cash therefor, an amount per share of Series C Preferred Stock and Series C-1 Preferred Stock being redeemed at such time equal to the Series C Preference Amount and the Series C-1 Preference Amount, as applicable. The date that the Corporation shall redeem the first installment of the Series C Preferred Stock and Series C-1 Preferred Stock shall be specified in the request delivered to the Corporation under this Section B.6(a), which date shall be not less than thirty nor more than sixty days after the date that such request is delivered to the Corporation (the “Series C Initial Redemption Date”). At least twenty days prior to the Series C Initial Redemption Date, the Corporation shall send (via a nationally recognized overnight courier) a notice to all holders of Series C Preferred Stock and Series C-1 Preferred Stock setting forth the Series C Redemption Dates and the place at which such holders may obtain payment upon surrender of their share certificates.

(ii) If, at any time after all shares of Series C Preferred Stock and Series C-1 Preferred Stock have been redeemed in full pursuant to Section B.6(a)(i) above, the holders of at least sixty-six and two-thirds percent of the then outstanding shares of Series B Preferred Stock request that the Corporation redeem the outstanding shares of Series B Preferred Stock, the Corporation shall redeem all of the outstanding shares of Series B Preferred Stock in three equal annual installments commencing on the Series B Initial Redemption Date (as defined below) and continuing on the following two consecutive annual anniversaries of the Series B Initial Redemption Date (each, a “Series B Redemption Date”). The Corporation shall effect such redemption on each Series B Redemption Date by paying the holders of the Series B Preferred Stock, in cash therefor, an amount per share of Series B Preferred Stock being redeemed at such time equal to the Series B Preference Amount. The date that the Corporation shall redeem the first installment of the Series B Preferred Stock shall be specified in the request delivered to the Corporation under this Section B.6(a), which date shall be not less than thirty nor more than sixty days after the date that such request is delivered to the Corporation (the “Series B Initial Redemption Date”). At least twenty days prior to the Series B Initial Redemption Date, the Corporation shall send (via a nationally recognized overnight courier) a notice to all holders of Series B Preferred Stock setting forth the Series B Redemption Dates and the place at which such holders may obtain payment upon surrender of their share certificates.

(b) Insufficient Funds.

(i) If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed on any Series C Redemption Date, then all funds or assets legally available for distribution to the holders of Series C Preferred Stock and Series C-1 Preferred Stock, as the case may be, shall be paid to such holders thereof pro rata based on the aggregate amount to which they are otherwise entitled under this Section B.6 and the Corporation shall redeem the remaining shares of Series C Preferred Stock and Series C-1 Preferred Stock as soon as sufficient funds are legally available.

(ii) If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed on any Series B Redemption Date, then all funds or assets legally available for distribution to the holders of Series B Preferred Stock shall be paid to such holders thereof pro rata based on the aggregate amount to which they are otherwise entitled under this Section B.6 and the Corporation shall redeem the remaining shares of Series B Preferred Stock as soon as sufficient funds are legally available.

(iii) For the purpose of determining whether funds are legally available for redemption of shares as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law.

(c) Procedures for Redemption.

(i) On or after each Series C Redemption Date, each holder of shares of Series C Preferred Stock and Series C-1 Preferred Stock to be redeemed on such Series C Redemption Date shall surrender such holder’s certificates representing such shares to the Corporation and thereupon the redemption amount of such shares shall be payable to the order of the person, trust or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after each Series C Redemption Date, unless there shall have been a default in payment of the applicable redemption amount or the Corporation is unable to pay the applicable redemption amount due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series C Preferred Stock and Series C-1 Preferred Stock (except the right to receive the redemption amount upon surrender of their certificates) shall cease and terminate with respect to such shares. In the event that shares of Series C Preferred

Stock and Series C-1 Preferred Stock are not redeemed on any Redemption Date, such shares of Series C Preferred Stock and Series C-1 Preferred Stock shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided herein.

(ii) On or after each Series B Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Series B Redemption Date shall surrender such holder’s certificates representing such shares to the Corporation and thereupon the redemption amount of such shares shall be payable to the order of the person, trust or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after each Series B Redemption Date, unless there shall have been a default in payment of the applicable redemption amount or the Corporation is unable to pay the applicable redemption amount due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B Preferred Stock (except the right to receive the redemption amount upon surrender of their certificates) shall cease and terminate with respect to such shares. In the event that shares of Series B Preferred Stock are not redeemed on any Series B Redemption Date, such shares of Series B Preferred Stock shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided herein.

(d) The Series A Preferred Stock is not redeemable.

7. Board of Directors.

(a) The holders of Series C Preferred Stock exclusively and as a separate class shall be entitled, by vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, to elect four members of the Board at any meeting or pursuant to written consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; provided, that: (i) one such director shall be designated by Safeguard Delaware, Inc. (“Safeguard”); (ii) one such director shall be designated by Canaan VII L.P. (“Canaan”); (iii) one such director shall be designated by Channel Medical Partners, L.P., which director shall initially be Carol Winslow; and (iv) one such director shall be an individual who is not an employee or other affiliate of either the Company or Safeguard who is designated by Safeguard.

(b) The holders of Series B Preferred Stock exclusively and as separate class shall be entitled, by vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, to elect two members of the Board at any meeting or pursuant to written consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; provided, that (i) one such director shall be designated by Canaan; and (ii) one such director shall be designated by Wheatley New York Partners, LP.

(c) The individual who is the person then serving as the Chief Executive Officer of the Corporation shall be a member of the Board.

(d) The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled, by vote of the holders of a majority of the then outstanding shares of Common Stock (calculated on an as-if-converted to Common Stock basis), to elect all remaining members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9. Preemptive Rights. The holders of Preferred Stock are hereby expressly granted preemptive rights to subscribe to any additional issuance of securities of the Corporation as set forth in the Amended and Restated Investor Rights Agreement, dated as of the Series C Purchase Date, as amended from time to time in accordance with the terms thereof, among the Corporation and certain stockholders of the Corporation, as it may be amended from time to time.

C. Common Stock

1. Dividend Rights. Subject to the provisions set forth herein and the preferential rights of holders of all classes of stock at the rime outstanding having preferential rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B.2 of Article 1V.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of capital stock having a majority of the voting power of the Corporation (voting together on an as-if-converted basis), irrespective of the provision of Section 242(b)(2) of the DGCL.

ARTICLE V

A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Certificate inconsistent with this Article V by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation occurring prior to the time of such amendment, repeal, modification or adoption.

ARTICLE VI

A. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and be held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, and unless the DGCL or other applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section C of this Article VI hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B. Payment of Expenses. The right to indemnification conferred in Section A of this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter in “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

C. Claims. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article VI shall be contract rights. If a claim under Section A or B of this Article VI is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including the Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, its independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article VI or otherwise, shall be on the Corporation.

D. Nonexclusive Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statutes, this Certificate, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

F. Other Services. The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director, officer, employee or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

G. Amendment or Repeal. Any amendment, repeal or modification of the foregoing provision of this Article VI shall not adversely affect any right or protection of a director or officer existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director or officer or occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE VII

Subject to the provisions of Section B.5 of Article IV hereof, the Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board, and no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VIII

Subject to the provisions of Article IV, the number of directors of the Corporation shall be set from time to time by resolution of the Board.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

The property and assets of the stockholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of the debts of the Corporation.

ARTICLE XIII

Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series C Preferred Stock, Series C-1 Preferred Stock or Series B Preferred Stock or their affiliates (including, without limitation, any representative or affiliate of such holders of Series C Preferred Stock, Series C-1 Preferred Stock or Series B Preferred Stock serving on the Board or on the board of directors or other governing body of any subsidiary of the Corporation (each a “Board of Directors”)) (collectively, the “Purchaser Parties”). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Purchaser Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Purchaser Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Purchaser Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Purchaser Party serving on or observing at meetings of any Board of Directors or otherwise, no Purchaser Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Purchaser Party. Without limitation of the foregoing, each Purchaser Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Purchaser Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Purchaser Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Purchaser Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity. Nothing set forth in this Article XIII shall limit any confidentiality obligation applicable to any member of a Board of Directors.